Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made as of the last date set forth opposite any signature hereto between DONALD A. BRENNAN, (“Executive”), and KOHL'S DEPARTMENT STORES, INC., N56 W17000 Ridgewood Dr., Menomonee Falls, WI 53051, (the “Company”).
BACKGROUND
Executive and Company entered into an Amended and Restated Employment Agreement dated as of April 1, 2012 (the “Employment Agreement”) whereby Company and Executive agreed to certain aspects of their relationship during and after the period in which Employee is employed by the Company; and

Executive and Company have mutually agreed to sever all aspects of Executive’s employment relationship with Company and terminate the Employment Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT

1. TERMINATION OF EMPLOYMENT. Notwithstanding any provision in the Employment Agreement, Company and Executive shall voluntarily sever Executive’s employment with Company effective April 1, 2014 (the “Separation Date”). Executive hereby resigns from all offices, positions, titles and capacities Executive held with Company and its affiliates, effective on the Separation Date. Company hereby accepts this resignation.
Subject to and conditional upon Executive executing this Agreement and not revoking his acceptance hereof within the timeframes specified below, the rights, duties and obligations of the parties shall be governed by this Agreement, and the Employment Agreement shall be terminated, except as specifically provided therein.
2. BENEFITS TO EXECUTIVE. Subject to and conditional upon Executive executing this Agreement and not revoking his acceptance hereof within the timeframes specified below, Company agrees to provide Executive with the following benefits:

A.
Final Pay, Final Expenses. In accordance with the Company’s current payroll practices, Executive shall receive his regular salary through the Separation Date, at which time Executive shall be removed from the Company’s payroll system and subsequent payments shall be made only as set forth below in 2(B). Executive shall be reimbursed for all documented business expenses that have been incurred by Executive during the course of the performance of his duties while employed by the Company, to the extent such expenses are reimbursable in accordance with the Company’s current business expense reimbursement programs.

B.	Severance Payments. Company shall pay Executive severance as follows:

(i)
Following the Revocation Period described in Section 4(E) below, but in no event later than May 10, 2014, Company shall make a one-time, lump-sum payment to Executive in the amount of Two Million Seven Hundred Fifty Five Thousand Twenty Five and 00/100 Dollars ($2,755,025.00), which is the sum of the following:

a.	Two Million Two Hundred Twenty Five Thousand Two Hundred Eighty and 00/100 Dollars ($2,225,280.00), which is 2.4 times Executive’s current annual salary ($927,200.00); plus

b.
Five Hundred Twenty Nine Thousand Seven Hundred Forty Five and 00/100 Dollars ($529,745.00), which the average of the three (3) most recent annual incentive compensation plan payments paid to Executive prior to the Separation Date ($278,160.00; $276,075.00; and $1,035,000.00);

(ii)	On the date after October 10, 2014 on which Company first issues payroll checks to its associates, Company shall make a one-time, lump-sum payment to Executive in the amount of Two Hundred

Thirty One Thousand Eight Hundred and 00/100 Dollars ($231,800.00);

(iii)
Beginning on the date after October 10, 2014 on which Company first issues payroll checks to its associates, Company shall pay to Executive a series of twelve (12) consecutive semi-monthly payments (the “Periodic Severance Payments”), each in the gross amount of:

a.	Nineteen Thousand Three Hundred Seventeen and 00/100 Dollars ($19,317.00); plus

b.	Interest on each Periodic Severance Payment calculated from the Separation Date to the date the Periodic Severance Payment is made at the rate of 1.05% per annum.

The gross aggregate amount of the Periodic Severance Payments shall be Two Hundred Thirty One Thousand Eight Hundred Four and 00/100 Dollars ($231,804.00), plus interest as calculated in accordance with Section 2(B)(iii)(b). Such Periodic Severance Payments shall be payable semi-monthly in accordance with Company's current payroll practices. Periodic Severance Payments shall be paid directly into Executive’s designated bank account in accordance with Company's standard direct deposit procedures; and

(iv)
On or before April 1, 2015, Company shall pay Executive a bonus based on Company's fiscal 2014 financial performance, in the amount which is equal to seventeen percent (17%) of the bonus, if any, that would have otherwise been payable to Executive pursuant to Company's Annual Incentive Plan had Executive been employed in his current position and in good standing at the end of Company’s fiscal year 2014.

The above-referenced severance payments are collectively referred to in this Agreement as the “Severance Payments.” The Severance Payments shall be subject to applicable federal, state and local withholding or other charges under applicable law, but regardless of the amount of withholding, Executive shall be solely responsible for payment of all personal income taxes, excise taxes, assessments, charges and penalties associated with the receipt and timing of the Severance Payments. Executive has been encouraged to seek the advice of his own tax and legal professionals to determine the extent of any such taxes, assessments or charges.
Executive shall be entitled to no additional compensation or payments of any other sort under the Employment Agreement or otherwise except as specifically set forth in this Agreement.

C.	Prior Equity Compensation Awards.

(i)
Executive’s outstanding stock option awards shall continue to vest in accordance with their original vesting schedules through March 31, 2017. All of Executive’s unvested stock options shall, as of March 31, 2017, be immediately cancelled, null and void.

(ii)
Executive shall have until June 30, 2017 to exercise all stock options that are vested as of March 31, 2017. As of 3:00 pm Central Time on June 30, 2017, all of Executive’s vested but unexercised stock options shall be cancelled, null and void.

(iii)
Those shares of restricted stock referenced on EXHIBIT A attached hereto (the “Accelerated Restricted Stock”) shall vest in full on the Termination Date. On the Termination Date or as soon as practicable thereafter, Company shall release the Accelerated Restricted Stock to Executive, net of the shares required to satisfy Executive’s tax withholding obligations. All of Executive’s other unvested restricted stock shall, as of the Termination Date, be immediately cancelled, null and void.

(iv)	Company shall award no additional stock options or restricted stock to Executive from or after the date of this Agreement.

D.
Savings Plan. Company maintains the Kohl's Savings Plan (the 401(k) Plan) for the benefit of eligible employees. The 401(k) Plan is composed of two (2) accounts for each eligible employee: (i) a savings account to which eligible employees are permitted to make voluntary contributions which are matched by Company as provided in the 401(k) Plan; and (ii) a retirement account to which Company makes contributions to eligible employees. In the event Executive has an interest in Company's 401(k) Plan,

Executive’s interest is subject to the terms and conditions of the 401(k) Plan in effect from time to time. Executive authorizes Company to discontinue Executive’s voluntary contributions to Executive’s savings account in the 401(k) Plan, effective as of the Separation Date and Company shall make no additional matching contributions to Executive’s savings account in the 401(k) Plan effective on or after Separation Date. Executive understands that Company shall make no distribution from Executive’s 401(k) Plan savings account on or prior to the Separation Date. For purposes of Executive’s 401(k) Plan retirement account and matching contributions to Executive’s savings account, Company shall credit Executive with employment service commencing on the date Executive was hired by Company and ending on the Separation Date in accordance with the 401(k) Plan terms and conditions.

E.
Deferred Compensation. In the event Executive has an interest in Company's Deferred Compensation Plan (“Deferred Compensation Plan”), Executive’s interest is subject to the terms of redemption contained in the Deferred Compensation Plan.

F.
Medical Insurance. Executive may, at his option, continue to participate in Company’s executive health insurance program, as provided to Company’s executives from time to time (the “Health Insurance Benefits”). In the event of Executive’s death, the Health Insurance Benefits shall continue to be provided to Executive’s eligible dependents, in each case for as long as each individual would have continued to qualify as an eligible dependent under the terms of the applicable insurance and medical plans had Executive been living.

Company’s responsibility to provide the Health Insurance Benefits described in the preceding paragraph shall at all times be contingent upon:

(1)	the Health Insurance Benefits being reasonably available to the Company with respect to Executive and Executive’s Eligible Dependents, as the case may be; and

(2)
Executive or Executive’s eligible dependants, as the case may be, shall reimburse the Company for all premiums paid for Executive’s Health Insurance Benefits, as determined by the Company in good faith from time to time. The Company shall provide Executive a quarterly invoice for such reimbursement, and amounts due hereunder may be withheld from other amounts payable to Executive. The current premium for Executive’s Health Insurance Benefits is $1,208.51 per month.

Company’s responsibility to provide the Health Insurance Benefits described in this Section will cease forever on the date on which Executive becomes eligible for health insurance coverage under another employer’s group health insurance plan, and, within five (5) calendar days of Executive becoming eligible for health insurance coverage under another employer’s group health insurance plan, Executive agrees to inform the Company of such fact in writing.
In no event will the health insurance continuation to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of health insurance continuation to be provided in any other taxable year, nor will Executive’s right to this health insurance continuation be subject to liquidation or exchange for another benefit.
Company and Executive acknowledge that following the Separation Date, Executive has the right to elect to continue certain health insurance benefits, with premiums to be paid by Executive, as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Company shall provide Executive with written notice explaining Executive’s COBRA rights which arise from Executive’s separation of employment with Company. It is expressly agreed that Executive’s COBRA rights shall include the right to continue his Supplemental Executive Medical Coverage. Executive acknowledges and agrees that the Company may deduct amounts that Executive is responsible to pay for health insurance continuation under this Section 2(F) from any Severance Payment payable to Executive pursuant to Section 2(B), above.

G.
ESOP. In the event Executive has an interest in Company's Executive Stock Ownership Plan (“ESOP”), Executive’s interest is subject to the terms of redemption contained in the ESOP. Executive shall have the right to redeem all stock and receive prompt and full payment from the Company for the shares, pursuant to the terms of the ESOP.

H.
Outplacement. Executive shall be entitled to outplacement services from an outplacement service company of the Company’s choosing at a cost not to exceed Twenty Thousand and no/100 Dollars ($20,000.00), payable directly to such outplacement service company. Such outplacement services must be performed prior to April 1, 2015.

Except as otherwise provided in this Agreement, all other employee benefits shall cease as of the Separation Date.

1.EXECUTIVE’S OBLIGATIONS.

A.
Waiver and General Release by Executive. In exchange for the benefits and payments to Executive described in this Agreement and to the extent permitted by law, Executive hereby waives and irrevocably and unconditionally releases, acquits, and fully and forever discharges Company, its related corporations and other businesses and each of their past, current and future agents, servants, officers, directors, stockholders, Executives, and attorneys and their respective successors and assigns (the “Released Parties”) from and against any and all claims, liabilities, debts, suits, demands, causes of action or controversies of any nature whatsoever, for all injuries, losses and damages (including, but not limited to, punitive damages) whether in law or in equity, contract or tort or whether judicial or administrative in nature, which arose prior to the time Executive signs this Agreement. This release covers claims, whether brought by or on behalf of Executive and whether asserted or unasserted, whether known or unknown or anticipated or unanticipated by Executive. Executive further covenants and agrees not to sue Company for any claims referred to in this paragraph. This release includes, but is not necessarily limited to:

i.
Any and all liability of Company resulting from, arising out of, or connected with the employment relationship existing between Executive and Company or the termination of that relationship, including, but not necessarily limited to, any and all liability based on non-vested salary, vacation, or any other form of compensation or any and all liability related to the termination of the Employment Agreement.

ii.
To the extent any of the following statutes are applicable to Company, any and all liability of Company based on rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Executive Retirement Income Security Act of 1974, the Fair Labor Standards Act, the National Labor Relations Act, the Labor Management Relations Act, the Federal Family and Medical Leave Act, the employment laws of the state in which Executive is employed by Company, and any other applicable federal, state, or local laws, regulations, and ordinances of any kind;

iii.
Any and all liability of Company arising under any common law claims of wrongful discharge, breach of any express or implied contract, misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, and any other tort and tort-type claims based on allegations of injury to Executive’s reputation and any other tort and tort-type personal injuries; and

iv.
Any and all liability of Company resulting from, arising out of, or connected with any determinations as to the application of Section 409A of the Code to this Agreement, the Employment Agreement or the administration of such agreements based on such determinations.

This release includes any and all matters in connection with or based wholly or partially upon, without limitation by enumeration, acts of age or other discrimination, libel, slander, interference with prospective business relationships, invasion of privacy, or failure to interview, hire or appoint, allegedly committed against Executive by Company, up to and including the date on which Executive signs this Agreement, whether such claims are known or unknown at the time Executive signs this Agreement.

This waiver, release and covenant not to sue does not apply to (i) any benefits under any Company retirement plan which vested as of the Separation Date; (ii) any worker's compensation claim Executive may have against Company; (iii) any rights to indemnification or related expense reimbursement Executive may have under applicable law or pursuant to the Company’s organizational documents; or (iv) any benefits to be provided under this Agreement. This release shall not relieve Executive from any obligations Executive may have now or may incur in the future on Executive’s Kohl's retail charge account.

B.
Waiver of Reinstatement. Executive waives any and all rights to reinstatement to employment, and hereby agrees not to reapply for employment with Company, its successors or related and/or affiliated companies.

C.
Forfeiture of Litigation Benefits. Executive agrees to waive any monetary or other benefits which may be conferred on Executive in any litigation brought against Company or any of the Released Parties respecting any claims waived or released hereunder.

D.
Non-Disparagement. Executive agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees. Nothing contained in this Section 3 (D) shall preclude Executive from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

E.
Return of Property. Executive agrees to immediately return all Company property under Executive’s possession or control, including but not limited to any Company-owned vehicle, computer equipment, corporate credit cards, keys, cellular telephones, and smartphones. Executive shall immediately return to the Company all documents, records, and materials belonging and/or relating to the Company, and all copies of all such materials. Executive further agrees to destroy such records maintained by Executive on Executive’s own computer equipment.

F.
Voicemail, Email. Company shall discontinue Executive’s voice mail and e-mail privileges, effective on the Separation Date. Executive shall not have access to non-public portions of any of Company's facilities after the Separation Date. At all times between the Separation Date and the date of the last scheduled Severance Payment, Executive shall provide Company’s Chairman and Human Resources Department with current contact information including home address, email address and home and mobile telephone numbers.

G.
Covenant Not to Recruit. Executive hereby covenants and agrees that Executive will not at any time prior to the Separation Date, and for a period of one (1) year thereafter, directly or indirectly, whether as an owner, stockholder, director, officer, partner, employee, agent, provider, consultant, independent contractor or otherwise; (i) solicit or recruit, or attempt to solicit or recruit, or assist others in soliciting or recruiting individuals employed by Company as of the date hereof to accept employment elsewhere; provided, however, that this clause shall not prohibit Executive from soliciting or recruiting individuals who, at the time of solicitation or recruiting, no longer work for Company and whose departure from Company was not attributable directly or indirectly to Executive; or (ii) provide employment references with respect to current executives or Executives of Company.

H.	Non-Compete. See Section 10 below.

4.    ACCEPTANCE AND REVOCATION RIGHTS. Company desires to ensure that Executive voluntarily agrees to the terms contained in this Agreement and does so only after Executive fully understands them. Accordingly, the following procedures shall apply:

A.
Executive agrees and acknowledges that Executive has read this Agreement, understands its contents, and may agree to the terms of this Agreement by signing and dating it and returning the signed and dated document, via mail, hand delivery, or overnight delivery, so that it is received by Richard D. Schepp, Senior Executive Vice President - Human Resources, General Counsel, within 21 days from the date of Executive’s receipt;

B.	Executive agrees and acknowledges that Executive has been advised by Company to consult with an attorney and tax consultants prior to signing this Agreement;

C.	Executive agrees and acknowledges that this Agreement provides Executive with benefits from Company which, in their totality, are greater than those to which Executive otherwise would be entitled;

D.	Executive understands that this Agreement, at Section 3, above, includes a final General Release, including a release of all claims under the Age Discrimination in Employment Act;

E.
Executive understands that Executive has seven (7) days after signing this Agreement to revoke his acceptance of it. This seven (7) day period is called the “Revocation Period”. Such revocation will not be effective unless written notice of the revocation is actually delivered via mail, hand delivery, or overnight delivery, to Richard D. Schepp on or before the end of the Revocation Period. If Executive gives timely notice of Executive’s intention to revoke Executive’s acceptance of the terms set forth in this Agreement, this Agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Agreement's terms, shall be restored;

F.	This document will not be binding or enforceable unless Executive has signed and delivered it as provided herein, and has not chosen to exercise Executive’s revocation rights, as described herein; and

G.
Executive represents and warrants to Company that, in the event Executive chooses to accept the terms of this Agreement by signing below, the date appearing alongside Executive’s name on the last page of this document shall be the actual date and time on which Executive has signed the agreement. Notwithstanding Executive’s failure to execute this Agreement or Executive’s revocation of this Agreement in accordance with this paragraph, the terms of this paragraph will continue to apply.

H.
An executed original of this Agreement shall be returned to Richard D. Schepp, Senior Executive Vice President - Human Resources, General Counsel, Kohl's Department Stores, Inc., N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

5.    REPRESENTATIONS OF EXECUTIVE. Executive represents and warrants to Company that:

A.	Execution Date. Executive has executed this Agreement on the date set forth opposite Executive’s name on the signature page hereof; and

B.
Voluntary and Knowing. This Agreement has been carefully read by Executive following consultation with his legal counsel, and its contents are known and understood by Executive. Executive has signed this Agreement freely and voluntarily and intends to be bound by it.

6.    NON-ADMISSION. Neither the negotiations concerning this Agreement, nor the actual provision of consideration set forth in this document, nor Company's drafting or execution of this document shall be construed as an acknowledgment or admission by Company of any liability to Executive or any other individual or entity or of any wrongdoing under federal, state or local law.
7.    CONFIDENTIALITY

A.
Acknowledgments. Executive acknowledges and agrees that, as an integral part of its business, the Company has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to the Company’s business and competitive position in the marketplace. Executive further acknowledges and agrees that in Executive’s position with the Company, the Company provided Executive with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses. As a result, Executive acknowledges and agrees that the restrictions contained in this Section 7 are reasonable, appropriate and necessary for the protection of the Company’s confidential, proprietary and trade secret information. For purposes of this Section 7, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.

B.
Confidentiality Obligations. Executive will not directly or indirectly use or disclose any Trade Secrets unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 7(C)(3), below. For a period of two (2) years following the Separation Date, Executive will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 7(C)(3), below.

C.     Definitions.

(i)
Trade Secret. The term “Trade Secret” shall have that meaning set forth under applicable law. This term is deemed by the Company to specifically include all of Company’s computer source, object or other code and any confidential information received from a third party with whom the Company has a binding agreement restricting disclosure of such confidential information.

(ii)	Confidential Information. The term “Confidential Information” shall mean all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company’s competitors, generally, including, but not limited to, strategic growth plans, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profits and profit margins, and seasonal plans, goals and objectives.

(iii)
Exclusions. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Section 7 shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment without use of Confidential Information or Trade Secrets.

C.
Confidentiality of this Agreement. Executive agrees that Executive will not disclose, directly or indirectly, any non-public terms of this Agreement to any third party; provided, however, that following Executive’s obtaining a promise of confidentiality for the benefit of the Company from Executive’s tax preparer, accountant, attorney and spouse, Executive may disclose such terms to such of these individuals who have made such a promise of confidentiality. This provision shall not prevent Executive from disclosing such matters in testifying in any hearing, trial or other legal proceeding where Executive is required to do so.

8.    ENTIRE AGREEMENT. This Agreement constitutes the complete understanding between the parties concerning all matters affecting Executive’s employment with Company and the termination thereof and supersedes all prior agreements, understandings and practices concerning such matters, including, without limitation, any prior Employment or Severance Agreement Executive may have had with Company, the provisions of any Company personnel documents, handbooks or policies and any prior customs or practices of Company with respect to bonuses, severance pay, fringe benefits or otherwise. Notwithstanding the foregoing, it is expressly agreed that Executive shall remain bound by those provisions of Articles IV and VI of the Employment Agreement subsequent to the termination of Executive’s employment.
9.     NO PREVAILING PARTY DESIGNATION. The parties agree that this Agreement shall not be construed to render Executive or Company a “prevailing party” within the meaning of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act, as amended, the laws of the State within which Executive resides or performs services for Company, Employee Retirement Income Security Act of 1974 (ERISA), as amended, or under any law, statute or ordinance allowing attorneys' fees and/or costs to a party who “prevails” in any manner or sense, nor shall this Agreement be deemed to constitute a factor supporting an award of attorneys' fees and/or costs under any law, statute or ordinance. Except as expressly provided herein, all parties are responsible for their own attorney's fees in connection with the presentation and resolution of their disputes.
10.    RESTRICTED SERVICES OBLIGATION

A.
Acknowledgments. Executive acknowledges and agrees that the Company is one of the leading retail companies in the United States, with department stores throughout the United States, and that the Company compensates executives like Executive to, among other things, develop and maintain valuable goodwill and relationships on the Company’s behalf (including relationships with customers, suppliers, vendors, employees and other associates) and to maintain business information for the Company’s exclusive ownership and use. As a result, Executive acknowledges and agrees that the restrictions contained in this Section 10 are reasonable, appropriate and necessary for the protection of the Company’s goodwill, customer, supplier, vendor, employee and other associate relationships and Confidential Information and Trade Secrets. Executive further acknowledges and agrees that the restrictions contained in this Section 10 will not pose an undue hardship on Executive or Executive’s ability to find gainful employment. For purposes of this Section 10, the term “Company” means Kohl’s Department Stores, Inc. and its parent companies, subsidiaries and other affiliates.

B.
Restricted Services Obligation. During the Initial Term and the Renewal Term and for the one (1) year period following termination, for whatever reason, of Executive’s employment with the Company, Executive will not, directly or indirectly, provide Restricted Services (defined below) for or on behalf of any Competitive Business (defined below) or directly or indirectly, provide any Competitive Business with any advice or counsel in the nature of the Restricted Services.

C.	Definitions. For purposes of this Section 10, the following are defined terms:

(i)
Restricted Services. “Restricted Services” shall mean services of any kind or character comparable to those Executive provided to the Company during the eighteen (18) month period immediately preceding Executive’s last date of employment with the Company.

(ii)
Competitive Business. “Competitive Business” shall mean each of the following entities: J.C. Penney Company, Inc., Macy’s, Inc., The Gap, Inc., Target Corporation, Sears Holdings Corporation, and any successors, subsidiaries or affiliates of these entities engaged in the operation of national retail department stores.

11.    COOPERATION. Following the Separation Date, Executive agrees to take all reasonable steps to make himself/herself available to and to cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved. Company agrees to pay reasonable compensation to Executive and to pay all reasonable expenses incurred by Executive in connection with Executive’s obligations under this Section 11.
12.    NO MODIFICATION. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by Company.
13.    FEES AND EXPENSES. Each party hereto shall be solely responsible for its own legal, accounting and other professional fees and other expenses incurred in connection with the negotiation, preparation and exercising of this Agreement and the consummation of the transactions contemplated hereby.
14.    GOVERNING LAW, SUCCESSORS AND ASSIGNS. This Agreement shall be governed and construed in accordance with the laws of Wisconsin without reference to the rules of conflict of law and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Any action brought hereunder shall be prosecuted in the United States District Court for the Eastern District of Wisconsin or the Circuit Court of Waukesha County, Wisconsin.
15.    SEVERABILITY. If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly, provided that this provision shall not be construed to contemplate or permit restructuring of any restrictive covenant contained herein.
16.    REMEDIES. Executive expressly acknowledges and agrees that a violation of any of the covenants set forth in this Agreement will cause immediate and irreparable harm to the Company, and that if Executive shall engage in any acts in violation of this Agreement, Company shall be entitled, in addition to such other remedies and monetary damages as may be available to it, to an injunction prohibiting Executive from engaging in any such acts. Nothing in this paragraph shall be construed to prohibit Company from availing itself of any other remedy and the parties agree that all remedies available to Company are cumulative.
17.    NOTICES.  Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 17):

If to the Company:	Kohl’s Department Stores, Inc.
N56 W17000 Ridgewood Drive
Menomonee Falls, WI 53051
Attn: Richard D. Schepp, Sr. Executive Vice President- Human Resources, General Counsel

If to Executive:    Any notice to be given to the Executive may be addressed to his at the address as it appears on the payroll records of the Company or any subsidiary thereof.

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 24th day of March, 2014.

KOHL'S DEPARTMENT STORES, INC.

By: /s/ Richard D. Schepp
Richard D. Schepp
Senior Executive Vice President - Human Resources, General Counsel

EXECUTIVE

/s/ Donald A. Brennan
Donald A. Brennan

EXHIBIT A
ACCELERATED RESTRICTED STOCK*

Grant #	Grant Date	Originally Scheduled Vest Date	# of Shares Subject to Accelerated Vesting

1132	03/01/2011	03/01/2015	22,523
		03/01/2016	22,523

1551	03/28/2011	03/28/2015	4,972
		03/28/2016	4,972

1959	03/26/2012	03/26/2015	3,610
		03/26/2016	3,610
		03/26/2016	3,610

3419	01/13/2014	01/13/2015	3,274
		01/13/2016	3,273
		01/13/2017	3,274
Subtotal			75,641
Dividend Shares Attributable to Accelerated Shares			5,426

Total			81,067

*
In accordance with Section 2(C)(iii) of this Agreement, vesting of these shares will occur on the Separation Date. On that date or as soon as practicable thereafter, Company shall release the Accelerated Restricted Stock to Executive, net of the shares required to satisfy Executive’s tax withholding obligations. All of Executive’s other unvested restricted stock shall, as of the Separation Date, be immediately cancelled, null and void. With the exception of this accelerated vesting, all restricted stock is subject to the terms and conditions of the applicable Long-Term Incentive Plan and the Award Agreement pursuant to which the award was made.